Exhibit 10.02

AMENDED AND RESTATED PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

US$72,000	Original Issue Date: February 5, 2009
Amended and Restated as of the Effective Time

For value received and pursuant to the terms of this Amended and Restated Promissory Note (“Amended Note”), Verity Corp., a Nevada corporation (“Payor”), promises to pay to Old Sawmill Partners, LLC(the “Lender”), or its successors or assigns, the principal sum of US $72,000. Interest on the outstanding principal amount shall accrue at the rate of 6% per annum (“Interest Rate”) or at the Default Rate (as defined herein). Interest shall commence on August 1, 2013 and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. This Amended Note shall be effective and enforceable immediately upon, but not until, the Closing (as defined herein) (the “Effective Time”). At the Effective Time, this Amended Note shall supplant and replace, in its entirety, that certain Promissory Note, dated February 5, 2009, the Assignment Agreement, dated December 10, 2012, and certain Note Conversion Agreement(s), dated December 10, 2012.

1. Definitions. The following terms shall have the meanings herein specified:

“Closing” means the consummation of the transactions contemplated by that certain Mutual Rescission of Note Conversion(s) and Reinstatement of Debt Agreement, dated July 23, 2013, by and among Verity Corp., Silverdale Partners, LP, Old Sawmill Partners, LLC, Amboy Equities, Inc., Fide Management, Inc., and Virtu Consulting Services, Inc.

“Event of Default” means an event specified in Section 3 hereof.

“Holder” means Lender and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, Payor may treat the registered holder of this Note as Holder for all purposes.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of the Note – Principal and Interest

a. Term. All principal and all unpaid accrued interest shall be due and payable on or before 5:00 p.m., Pacific time, on January 15, 2014 (the “Maturity Date”). The Maturity Date may be extended by Holder, at the option of Holder and in its sole discretion, effective upon written notice of such extension by Holder to Payor not less than 15 calendar days prior to the Maturity Date. At any time after the Maturity Date (as it may be extended pursuant to this Section 2(a)), Holder may proceed to collect the entire outstanding principal balance hereof, together with accrued but unpaid interest thereon. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder at the address stated in Section 9 below. All payments shall be applied first to accrued interest, and thereafter to principal.

b. Payment on Event of Default. If any Event of Default occurs hereunder, then, at the option and upon the declaration of Holder of this Note and upon written notice to Payor this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable, and, at any time thereafter, Holder may proceed to collect such principal and accrued interest and/or proceed with any remedies available to Holder under applicable law.

d. Default Interest Rate. In the event Payor fails to pay the entire unpaid principal balance when due or interest when due, Payor shall pay a default penalty (the “Default Penalty”) in an amount equal to 10% of the then outstanding principal and accrued and outstanding interest under this Note and the entire unpaid principal balance, accrued and outstanding interest, and the Default Penalty (if not paid) shall thereafter bear interest at a default interest rate equal of 12

e. Prepayment. Payor may prepay this Note at any time following the Original Issue Date.

3. Events of Default. The occurrence of the following, if uncured within twenty (20) days from written notice thereof and only in the first instance of such failure or breach and any instance thereafter, upon the occurrence, shall constitute an “Event of Default”:

a. Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

4. Loss or Mutilation of Note. Upon receipt by Payor of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to Payor, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

5. Waiver or Amendment. Any term of this Note may be amended or waived with the written consent of Payor and Holder. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

6. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Holder to:

Old Sawmill Partners, LLC

Bremerton, WA 98311

Attention: Terry Stein, Manager

if to Payor to:

Verity Corp..

47184 258th Street

Sioux Falls, SD 57107

Attention: Duane Spader, President

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

7. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

8. Governing Law; Waiver of Jury Trial. This Note shall be governed by and construed under the laws of the State of Nevada, without giving effect to conflicts of laws principles that would require the application of the laws of any other jurisdiction. THE PARTIES EACH HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT.

Payor:		Lender:

Verity Corp.		Old Sawmill Partners, LLC

/s/ DUANE SPADER		/s/ TERRY STEIN
By:	Duane Spader	By:	Terry Stein
Its:	President / CEO	Its:	Manager